THE PROCTER & GAMBLE COMPANY
NEWS RELEASE                                        One P&G Plaza
                                                    Cincinnati, OH 45202



                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


            P&G DELIVERS 15% EPS GROWTH - RAISES FISCAL YEAR GUIDANCE

        STRONG ORGANIC SALES GROWTH DRIVES EARNINGS ABOVE TARGET DESPITE
                         DIFFICULT OPERATING ENVIRONMENT
        ----------------------------------------------------------------


     CINCINNATI, April 28, 2005 - The Procter & Gamble Company (NYSE:PG) announced sales and earnings growth above targets for the January - March quarter. Sales increased 10 percent and earnings per share increased 15 percent to $0.63, exceeding analysts' consensus estimate by two cents. Broad-based growth across the company's portfolio of leading brands drove these strong results, despite a difficult cost and competitive environment affecting several categories. The company raised fiscal year earnings per share guidance range to $2.64 to $2.65.

EXECUTIVE SUMMARY
-----------------

o Unit volume for the quarter grew six percent. Organic volume, which excludes acquisitions and divestitures, increased seven percent. All business units posted volume growth of mid-single digits or greater, led by mid-teens growth in health care and developing markets.

o Net sales grew 10 percent to $14.29 billion for the quarter. Organic sales, which exclude the impacts of acquisitions, divestitures and foreign exchange, increased eight percent. This is three percentage points above the company's organic sales target growth range of three to five percent.

o    Diluted net earnings per share increased 15 percent to $0.63.

     "P&G's innovation leadership is delivering strong results across the company's balanced portfolio of businesses and geographies. This gives us confidence to increase the earnings outlook for the year," said Chairman of the Board, President and Chief Executive A.G. Lafley. "We remain sharply focused on keeping P&G's businesses healthy, and growing, as we continue the integration planning process with Gillette."

QUARTERLY DISCUSSION
--------------------

     Unit volume for the January - March quarter increased six percent. Organic volume grew seven percent, which excludes the impact of acquisitions and divestitures - primarily the divestiture of the juice business. Growth continues to be broad-based with all global business units delivering unit volume growth of mid-single digits or greater. Additionally, unit volume increased in all geographic regions led by developing market growth in the mid-teens.

     Net sales increased 10 percent to $14.29 billion. Organic sales increased eight percent, which is above the company's long-term target of three to five percent. Organic sales exclude the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. Foreign exchange added three percent to net sales growth behind strengthening of the euro, British pound and Canadian dollar. Pricing added one percent to sales growth primarily behind increases that partially recovered commodity costs in the family care, coffee and pet health and nutrition categories.

     Net earnings increased 13 percent to $1.72 billion and diluted net earnings per share increased 15 percent to $0.63. Earnings growth was primarily driven by volume. This was partially offset by continued marketing investments in support of initiatives such as Olay Quench(R), the expansion of Olay(R) in Europe and Asia, Pantene Color Expressions(R), Pampers Feel `n Learn(R), Pampers Kandoo(R), and Rejoice(R).

     The effective tax rate for the quarter was up 120 basis points versus the prior year. This is due to a provision for taxes on anticipated dividends from foreign subsidiaries, which was largely offset by the successful resolution of tax audits in certain countries. Also, the quarterly rate increased for adjustments to the expected geographic mix of annual taxable income.

KEY FINANCIAL HIGHLIGHTS
------------------------

o Gross margin decreased 10 basis points versus the prior year period. The margin impacts of higher commodity costs were partially offset by the scale benefits of volume growth, pricing actions and cost reduction programs. The gross margin impact of a shift to higher gross margin products, including a higher percentage of sales in the beauty and health care businesses than in the base period, more than offset the negative margin impact of strong developing market growth.

o Selling, general and administrative expenses (SG&A) increased versus the prior year, but at a lower rate compared to net sales. SG&A as a percentage of net sales decreased 120 basis points, reflecting the scale benefits of strong top line growth partly offset by continued marketing investments in product initiatives and the base business.

o The company's operating cash flow for the quarter was $2.65 billion compared to $2.98 billion in the comparable prior year period. Higher net earnings were offset by an increase in working capital, primarily inventory. Inventory levels increased behind pipeline build for initiatives and higher commodity costs, as well as rebuilding inventories in a number of categories that were previously on allocation. Capital expenditures for the quarter were 3.3 percent, slightly lower than the prior year period and below the company's long-term target of about 4 percent of net sales. Free cash flow, defined as cash flow from operating activities less capital expenditures, was $2.17 billion for the quarter. Free cash flow productivity was 126 percent. This brings free cash flow productivity to above 90 percent for the fiscal year to date, in-line with the company's long-term objective.

o During the quarter, the company invested $1.95 billion on share repurchases. Share repurchases made during the March quarter had essentially no impact on diluted earnings per share. Additionally, the company recently announced a 12 percent increase to its quarterly stock dividend rate.

BUSINESS SEGMENT DISCUSSION
---------------------------

     The following provides perspective on the company's January - March results by business segment.

BEAUTY CARE
-----------

o Beauty care delivered another quarter of double-digit earnings growth. Unit volume increased seven percent with developing markets contributing double-digit growth. Skin care and fine fragrances both grew volume double-digits behind the Olay(R) and Hugo Boss(R) brands, respectively. Hair care volume increased mid-single digits on the continued strength of the Pantene(R), Head & Shoulders(R), Rejoice(R) and Aussie(R) brands. In feminine care, unit volume increased high-single digits behind double-digit growth of the Always/Whisper(R) and Naturella(R) brands. Beauty care net sales for the quarter increased nine percent to $4.88 billion. Foreign exchange contributed three percent to sales growth, while mix reduced sales by one percent due to strong growth in developing markets. Net earnings increased 23 percent to $701 million driven by robust volume growth, the impact of the company's increased ownership of the China operation and the impact of the domination and profit transfer agreement with Wella. Net earnings were reduced by continued marketing investments to support initiatives including the launch of Olay Quench(R), the expansion of Olay(R) in Europe and Asia, Herbal Essences(R) in Japan, Rejoice(R) in Greater China, and Pantene Pro-Health(R).


HEALTH, BABY & FAMILY CARE
--------------------------

o Health Care delivered double-digit unit volume, sales and earnings growth against a strong base period. Unit volume increased 14 percent behind the growth of Prilosec OTC(R), Actonel(R) and double-digit growth in developing markets, primarily in oral care. Globally, oral care posted high single-digit volume growth despite a challenging competitive environment in dentifrice and a declining market for tooth whitening products. Vicks(R) also posted strong unit volume growth due to the later cough/cold season in North America and Western Europe this year. Net sales increased 16 percent to $2.00 billion aided by a positive two percent foreign exchange impact. Pricing added one percent to sales, while product mix reduced sales by one percent due to the shift of Macrobid(R) branded sales to generic sales and strong developing market growth. Net earnings were $252 million, an increase of 22 percent, against a strong base period comparison where earnings grew 48 percent. Earnings growth was driven by increased volume, partially offset by the negative profit impact from the generic sales of Macrobid versus branded Macrobid in the base.

o Baby and family care delivered another quarter of very strong results. Unit volume increased eight percent led by baby care behind continued growth of the Baby Stages of Development(R) line. Family care posted strong volume growth behind recent initiatives on Charmin(R) in North America. Net sales increased 13 percent to $3.05 billion, with foreign exchange contributing three percent to sales growth. Pricing added one percent to sales growth. Pricing actions in family care to recover higher commodity costs were partially offset by targeted pricing investments in select baby care markets, primarily in Western Europe in response to competitive activity. Earnings grew 56 percent to $339 million behind the scale benefits of volume growth and manufacturing cost savings. The aforementioned price increase largely offset the negative impact of higher commodity prices versus the prior year.

HOUSEHOLD CARE
--------------

o Fabric and home care unit volume increased five percent driven primarily by strong results in developing markets. Also contributing to volume growth were the continued success of Lenor(R) and Febreze Air Effects(R) and the launches of Tide Coldwater(R) and Mr. Clean Magic Reach(R). Net sales increased seven percent to $3.82 billion. Foreign exchange added three percent to sales growth. The mix impact of strong growth in developing markets reduced sales by one percent. Net earnings were $508 million, a decrease of six percent. The decrease in earnings is due primarily to higher commodity costs and a one-time charge related to supply chain optimization. Additionally, earnings margin was negatively impacted by the mix effect of strong growth in developing markets.

o Snacks and coffee delivered strong earnings growth. Unit volume was up six percent, with the coffee category up double-digits. Pringles(R) volume grew behind expanded distribution and merchandizing due to customized flavors and Pringles Prints(R). Net sales increased 16 percent to $767 million. Pricing increased sales nine percent due to the recent action taken on Folgers(R) to recover higher commodity costs. Foreign exchange had a positive one percent effect on sales growth. Net earnings were $105 million, an increase of 91 percent against a soft prior year comparison. Current year earnings growth reflects higher volume, pricing and lower merchandising spending versus the base period.

APRIL - JUNE QUARTER GUIDANCE
-----------------------------

     For the June quarter, net sales are expected to increase at a high-single digit rate versus the comparable prior year period. Foreign exchange is expected to add two to three percent to sales growth. The negative impacts to top line growth from developing market mix and the juice divestiture are expected to be offset by pricing.

     Earnings per share for the June quarter are expected to be in the range of $0.54 to $0.55. For the fiscal year, the company increased its earnings per share guidance to a range of $2.64 to $2.65. The expected effective tax rate for the fiscal year is about 30.5 percent. This excludes the potential impact of repatriation of earnings under the American Jobs Creation Act of 2004. The company is waiting for proposed technical corrections to the Act to be adopted prior to deciding the amount of earnings, if any, it may repatriate under the Act.


FORWARD-LOOKING STATEMENTS
--------------------------

     All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers, including (i) the Domination and Profit Transfer Agreement with Wella, and (ii) the company's agreement to merge with The Gillette Company, including obtaining the related required shareholder and regulatory approvals; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, and other intellectual property matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), debt (including debt related to the company's announced plan to repurchase shares of the company's stock), interest rate and certain commodity cost exposures; (8) the ability to manage the continued global political and/or economic uncertainty and disruptions, especially in the company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage the pattern of sales, including the variation in sales volume within periods; (10) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products;
(11) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (12) the ability to successfully manage increases in the prices of raw materials used to make the company's products; (13) the ability to stay close to consumers in an era of increased media fragmentation; and (14) the ability to stay on the leading edge of innovation. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

ABOUT P&G
---------

     Two billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Bounty(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Actonel(R), Olay(R), Clairol Nice `n Easy(R), Head & Shoulders(R) and Wella(R). The P&G community consists of about 110,000 employees working in almost 80 countries worldwide. Please visit HTTP://WWW.PG.COM for the latest news and in-depth information about P&G and its brands.

     # # #

P&G MEDIA CONTACT:
In the US: 1-866-PROCTER or 1-866-776-2837
International: +1-513-945-9087

P&G INVESTOR RELATIONS CONTACT:
Thomas Tippl: +513-983-2414

                          THE PROCTER & GAMBLE COMPANY
                        MEASURES NOT DEFINED BY U.S. GAAP

     In accordance with the SEC's Regulation G, the following provides definitions of measures used in the earnings release that are not defined by accounting principles generally accepted in the United States (U.S. GAAP) and the reconciliation to the most closely related GAAP measure.

     Organic sales growth is a non-GAAP measure of reported sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. The company believes this provides investors with a more complete understanding of underlying results and trends of the base businesses by providing sales on a consistent basis. The reconciliation of reported sales growth to organic sales growth:



               Total Sales Growth                            10%
               Less:  Foreign Exchange Impact                 3%
               Less:  Acquisitions/Divestitures              -1%
               -------------------------------------------------
               Organic Sales Growth                           8%


     The company also reports free cash flow. Free cash flow is defined as cash from operating activities flow, less capital expenditures. The company views free cash flow as an important indicator of the cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate management and is a factor in determining at-risk compensation levels. Free cash flow productivity is defined as the ratio of free cash flow to net earnings, and is another measure used to evaluate management's performance. The company's target for free cash flow productivity is 90 percent. The reconciliation of free cash flow and free cash flow productivity is provided below:

                Operating    Capital       Free        Net        Free Cash
($MM)           Cash Flow    Spending    Cash Flow   Earnings  Flow Productivity
--------------------------------------------------------------------------------
Jul - Sep'03      1,606        364         1,242      1,761           71%
Oct - Dec'03      2,355        446         1,909      1,818          105%
Jan - Mar'04      2,978        521         2,457      1,528          161%
Apr - Jun'04      2,423        693         1,730      1,374          126%
--------------------------------------------------------------------------------
Jul - Jun'04      9,362      2,024         7,338      6,481          113%

Jul - Sep'04      1,918        413         1,505      2,001           75%
Oct - Dec'04      2,061        498         1,563      2,039           77%
Jan - Mar'05      2,645        475         2,170      1,720          126%
--------------------------------------------------------------------------------
Jul - Mar'05      6,624      1,386         5,238      5,760           91%


                                   THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                   (Amounts in Millions Except Per Share Amounts)
                                          Consolidated Earnings Information

                                               ----------------------------------------------------------------------
                                                          JFM QUARTER                             FYTD
                                               ----------------------------------------------------------------------
                                                 JFM 05      JFM 04     % CHG       3/31/2005   3/31/2004     % CHG
                                               ---------   ---------   --------    ----------- -----------   --------
NET SALES                                       $14,287     $13,029      10 %        $42,483     $38,445       11 %
 COST OF PRODUCTS SOLD                            7,033       6,394      10 %         20,515      18,597       10 %
                                               ---------   ---------   --------    ----------- -----------   --------
GROSS MARGIN                                      7,254       6,635       9 %         21,968      19,848       11 %
 SELLING, GENERAL & ADMINISTRATIVE EXPENSE        4,566       4,332       5 %         13,340      12,160       10 %
                                               ---------   ---------   --------    ----------- -----------   --------
OPERATING INCOME                                  2,688       2,303      17 %          8,628       7,688       12 %
 TOTAL INTEREST EXPENSE                             222         164                      603         454
 OTHER NON-OPERATING INCOME, NET                     60          67                      297         136
                                               ---------   ---------   --------    ----------- -----------   --------
EARNINGS BEFORE INCOME TAXES                      2,526       2,206      15 %          8,322       7,370       13 %
 INCOME TAXES                                       806         678                    2,562       2,263

NET EARNINGS                                      1,720       1,528      13 %          5,760       5,107       13 %
                                               =========   =========   ========    =========== ===========   ========
EFFECTIVE TAX RATE                               31.9 %      30.7 %                   30.8 %      30.7 %


PER COMMON SHARE:
 BASIC NET EARNINGS                             $  0.67     $  0.58      16 %        $  2.24     $  1.94       15 %
 DILUTED NET EARNINGS                           $  0.63     $  0.55      15 %        $  2.10     $  1.83       15 %
 DIVIDENDS                                      $  0.25     $  0.23                  $  0.75     $  0.68
AVERAGE DILUTED SHARES OUTSTANDING              2,718.7     2,790.1                  2,738.6     2,796.2


                                                                        Basis                                 Basis
COMPARISONS AS A % OF NET SALES                                         Pt Chg                                Pt Chg
 COST OF PRODUCTS SOLD                           49.2 %      49.1 %                  48.3 %      48.4 %
 GROSS MARGIN                                    50.8 %      50.9 %       (10)       51.7 %      51.6 %          10
 SELLING, GENERAL & ADMINISTRATIVE EXPENSE       32.0 %      33.2 %      (120)       31.4 %      31.6 %         (20)
 OPERATING MARGIN                                18.8 %      17.7 %       110        20.3 %      20.0 %          30
 EARNINGS BEFORE INCOME TAXES                    17.7 %      16.9 %                  19.6 %      19.2 %
 NET EARNINGS                                    12.0 %      11.7 %        30        13.6 %      13.3 %          30


                                 THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                            (Amounts in Millions)
                                      Consolidated Earnings Information


                                      -------------------------------------------------------------------------
                                                         Three Months Ended March 31, 2005
                                      -------------------------------------------------------------------------
                                                   % Change      Earnings   % Change                 % Change
                                                     Versus        Before     Versus         Net       Versus
                                        Net Sales  Year Ago  Income Taxes   Year Ago    Earnings     Year Ago
                                      -------------------------------------------------------------------------

BEAUTY CARE                               $ 4,876        9%       $ 1,014        15%       $ 701          23%

     HEALTH CARE                            2,000       16%           373        21%         252          22%
     BABY CARE AND FAMILY CARE              3,048       13%           532        49%         339          56%
                                      -------------------------------------------------------------------------
HEALTH, BABY & FAMILY CARE                  5,048       14%           905        36%         591          39%

     FABRIC CARE AND HOME CARE              3,819        7%           761        -8%         508          -6%
     SNACKS AND COFFEE                        767       16%           166        89%         105          91%
                                      -------------------------------------------------------------------------
HOUSEHOLD CARE                              4,586        8%           927         1%         613           3%

TOTAL BUSINESS SEGMENT                     14,510       10%         2,846        16%       1,905          20%
CORPORATE                                    (223)      N/A          (320)       N/A        (185)         N/A
                                      -------------------------------------------------------------------------
TOTAL COMPANY                              14,287       10%         2,526        15%       1,720          13%


                                      -------------------------------------------------------------------------
                                                           Nine Months Ended March 31, 2005
                                      -------------------------------------------------------------------------
                                                   % Change      Earnings   % Change                 % Change
                                                     Versus        Before     Versus         Net       Versus
                                        Net Sales  Year Ago  Income Taxes   Year Ago    Earnings     Year Ago
                                      -------------------------------------------------------------------------

BEAUTY CARE                              $ 14,553       15%       $ 3,188        15%     $ 2,207          21%

     HEALTH CARE                            5,887       10%         1,220         3%         820           3%
     BABY CARE AND FAMILY CARE              8,876       11%         1,625        27%       1,019          28%
                                      -------------------------------------------------------------------------
HEALTH, BABY & FAMILY CARE                 14,763       11%         2,845        15%       1,839          16%

     FABRIC CARE AND HOME CARE             11,413       10%         2,494         0%       1,674           0%
     SNACKS AND COFFEE                      2,353        7%           482        13%         312          12%
                                      -------------------------------------------------------------------------
HOUSEHOLD CARE                             13,766        9%         2,976         2%       1,986           2%

TOTAL BUSINESS SEGMENT                     43,082       12%         9,009        10%       6,032          12%
CORPORATE                                    (599)      N/A          (687)       N/A        (272)         N/A
                                      -------------------------------------------------------------------------
TOTAL COMPANY                              42,483       11%         8,322        13%       5,760          13%



                                      THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                          JANUARY - MARCH NET SALES INFORMATION
                                             (Percent Change vs. Year Ago) *

                                           Volume         Volume
                                             With        Without
                                     Acquisitions/   Acquisitions/                                    Total    Total Impact
                                     Divestitures    Divestitures      FX       Price    Mix/Other    Impact          Ex-FX
                                     --------------------------------------------------------------------------------------
BEAUTY CARE                                 7%             7%          3%         0%        -1%         9%           6%

HEALTH , BABY & FAMILY CARE
     HEALTH CARE                           14%            13%          2%         1%        -1%        16%          14%
     BABY CARE AND FAMILY CARE              8%             8%          3%         1%         1%        13%          10%

HOUSEHOLD CARE
     FABRIC CARE AND HOME CARE              5%             4%          3%         0%        -1%         7%           4%
     SNACKS AND COFFEE                      6%             6%          1%         9%         0%        16%          15%

TOTAL COMPANY                               6%             7%          3%         1%         0%        10%           7%


* These sales percentage changes are approximations based on quantitative formulas that are consistently applied.

                                 THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                            (Amounts in Millions)
                                      Consolidated Cash Flows Information

                                                                   --------------------------------------------
                                                                           Nine Months Ended March 31
                                                                   --------------------------------------------
                                                                                   2005                   2004
                                                                   ---------------------     ------------------

BEGINNING CASH                                                                  $ 4,232                $ 5,428

OPERATING ACTIVITIES
    NET EARNINGS                                                                  5,760                  5,107
    DEPRECIATION AND AMORTIZATION                                                 1,403                  1,279
    DEFERRED INCOME TAXES                                                           500                    358
    CHANGES IN:
        ACCOUNTS RECEIVABLE                                                        (197)                  (150)
        INVENTORIES                                                                (778)                  (119)
        ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES                            (143)                   213
        OTHER OPERATING ASSETS & LIABILITIES                                       (221)                    23
    OTHER                                                                           300                    228
                                                                   ---------------------     ------------------

  TOTAL OPERATING ACTIVITIES                                                      6,624                  6,939
                                                                   ---------------------     ------------------

INVESTING ACTIVITIES
    CAPITAL EXPENDITURES                                                         (1,386)                (1,331)
    PROCEEDS FROM ASSET SALES                                                       368                    156
    ACQUISITIONS, NET OF CASH ACQUIRED                                             (528)                (5,398)
    CHANGE IN INVESTMENT SECURITIES                                                 (56)                  (801)
                                                                   ---------------------     ------------------

  TOTAL INVESTMENT ACTIVITIES                                                    (1,602)                (7,374)
                                                                   ---------------------     ------------------

FINANCING ACTIVITIES
    DIVIDENDS TO SHAREHOLDERS                                                    (1,998)                (1,865)
    CHANGE IN SHORT-TERM DEBT                                                     1,317                  2,068
    ADDITIONS TO LONG TERM DEBT                                                   3,048                  1,963
    REDUCTION OF LONG TERM DEBT                                                  (1,583)                (1,104)
    PROCEEDS FROM THE EXERCISE OF STOCK OPTIONS AND OTHER                           371                    437
    TREASURY PURCHASES                                                           (3,580)                (2,327)
                                                                   ---------------------     ------------------

  TOTAL FINANCING ACTIVITIES                                                     (2,425)                  (828)
                                                                   ---------------------     ------------------

EXCHANGE EFFECT ON CASH                                                             243                      9
                                                                   ---------------------     ------------------

CHANGE IN CASH AND CASH EQUIVALENTS                                               2,840                 (1,254)
                                                                   ---------------------     ------------------

ENDING CASH                                                                     $ 7,072                $ 4,174




                                 THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                            (Amounts in Millions)
                                     Consolidated Balance Sheet Information

                                                                      March 31, 2005           June 30, 2004
                                                                   ----------------------    -------------------

CASH AND CASH EQUIVALENTS                                                       $ 7,072                $ 4,232
INVESTMENTS SECURITIES                                                            1,706                  1,660
ACCOUNTS RECEIVABLE                                                               4,396                  4,062
TOTAL INVENTORIES                                                                 5,270                  4,400
OTHER                                                                             3,147                  2,761
                                                                   ---------------------     ------------------
TOTAL CURRENT ASSETS                                                             21,591                 17,115

NET PROPERTY, PLANT AND EQUIPMENT                                                14,281                 14,108
NET GOODWILL AND OTHER INTANGIBLE ASSETS                                         24,902                 23,900
OTHER NON-CURRENT ASSETS                                                          2,302                  1,925
                                                                   ---------------------     ------------------

TOTAL ASSETS                                                                   $ 63,076               $ 57,048
                                                                   =====================     ==================


ACCOUNTS PAYABLE                                                                $ 3,407                $ 3,617
ACCRUED AND OTHER LIABILITIES                                                     7,979                  7,689
TAXES PAYABLE                                                                     2,720                  2,554
DEBT DUE WITHIN ONE YEAR                                                         11,216                  8,287
                                                                   ---------------------     ------------------
TOTAL CURRENT LIABILITIES                                                        25,322                 22,147

LONG-TERM DEBT                                                                   12,936                 12,554
OTHER                                                                             6,088                  5,069
                                                                   ---------------------     ------------------
TOTAL LIABILITIES                                                                44,346                 39,770
                                                                   ---------------------     ------------------

                                                                   ---------------------     ------------------
TOTAL SHAREHOLDERS' EQUITY                                                       18,730                 17,278
                                                                   ---------------------     ------------------

                                                                   ---------------------     ------------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                                       $ 63,076               $ 57,048
                                                                   =====================     ==================